14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SCP Pool Corporation
(Name of Registrant as Specified in Its Charter)

____________________________________________________

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SCP POOL CORPORATION
109 Northpark Boulevard, Suite 400
Covington, Louisiana 70433-5001

April 4, 2002

Dear Stockholder:

     You are cordially invited to attend the 2002 annual meeting of stockholders of SCP Pool Corporation to be held at 109 Northpark Boulevard, Suite 400, Covington, Louisiana, on Wednesday, May 8, 2002, at 9:00 a.m., local time.

     At this year’s meeting, you will vote on the election of the directors, consider and vote upon a proposal to approve the Company’s 2002 Long-Term Incentive Plan and the ratification of Ernst & Young LLP’s appointment as independent auditors, and you will also consider and act upon such other matters as may properly come before the meeting.

     Whether or not you expect to attend the meeting, it is very important that your shares are represented and it would therefore be helpful if you would return your signed and dated proxy in the envelope provided or use telephone or Internet voting. This will ensure that your vote is counted.

Sincerely,

Wilson B. Sexton Chairman of the Board

SCP POOL CORPORATION

_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Stockholders of SCP Pool Corporation:

     The annual meeting of stockholders of SCP Pool Corporation (the “Company”) will be held at the Company’s principal executive offices at 109 Northpark Boulevard, Suite 400, Covington, Louisiana, on Wednesday, May 8, 2002, at 9:00 a.m., local time, for the following purposes:

  To elect seven persons to serve as directors on the Board of Directors for a one-year term or until their successors have been elected and qualified;

  To consider and vote upon a proposal to approve the Company’s 2002 Long-Term Incentive Plan;

  To ratify the retention of Ernst & Young LLP, certified public accountants, as the Company’s independent auditors for the 2002 fiscal year; and

  To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

     The Board of Directors set March 11, 2002, as the record date for the meeting. This means that only record owners of the Company’s Common Stock at the close of business on that date are entitled to notice of, and to vote at, the annual meeting.

By Order of the Board of Directors,

Craig K. Hubbard, Secretary

Covington, Louisiana
April 4, 2002

WE URGE EACH STOCKHOLDER TO PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY CARD OR TO USE TELEPHONE OR INTERNET VOTING. SEE “VOTING PROCEDURES” FOR INFORMATION ABOUT VOTING BY TELEPHONE OR INTERNET.

SCP POOL CORPORATION

109 Northpark Boulevard, Suite 400
Covington, Louisiana 70433-5001

PROXY STATEMENT

     We are furnishing this Proxy Statement to our stockholders in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of SCP Pool Corporation (the “Company”) for use at the 2002 annual meeting of our stockholders to be held on May 8, 2002, at 9:00 a.m., local time at 109 Northpark Boulevard, Suite 400, Covington, Louisiana (the “Meeting”).

Voting Procedures

     Only holders of record of the Company’s common stock, $0.001 par value per share (“Common Stock”), at the close of business on March 11, 2002 are entitled to notice of and to vote at the Meeting. On that date, we had outstanding 25,023,631 shares of Common Stock, each of which is entitled to one vote.

     The holders of a majority of the shares of Common Stock issued and outstanding, present in person or represented by proxy, will constitute a quorum at the Meeting. If a quorum is present, directors will be elected by a plurality vote, and the approval of the 2002 Long-Term Incentive plan and the ratification of the retention of the independent auditors will each require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Meeting.

     Management does not know of any items, other than those referred to in the accompanying Notice of Annual Meeting of Stockholders, which may properly come before the meeting or other matters incident to the conduct of the meeting. If, however, any other matters properly come before the Meeting, the persons named as proxies in the enclosed form of proxy intend to vote in accordance with their judgment on the matters presented.

     Abstentions will be treated as present both for purposes of determining a quorum and with respect to each proposal other than the election of directors. If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies, and may not or do not exercise discretionary power to grant a proxy with respect to such shares (a “broker non–vote”), then shares not voted on such proposal, other than the election of directors, as a result will be counted as not present and not cast with respect to such proposal. Accordingly, abstentions will have no effect on the election of directors, but will have the effect of a vote against the other proposals, and broker non–votes will have no effect on the election of directors, or the other proposals.

     If you come to the meeting, you can, of course, vote in person. But, if you don’t come to the meeting, your shares can be voted only if you have returned a properly executed proxy or followed the telephone or Internet voting instructions described on the proxy card and other enclosures. Stockholders who hold their shares through a bank or broker must either provide voting instructions to the bank or broker or obtain a proxy from such record holder of their shares and may also vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded. If you execute and return your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors. You can revoke your authorization at any time before the shares are voted at the meeting by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will also be deemed revoked with respect to any matter on which you vote in person at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted in favor of the election of each of the nominees, approval of the 2002 Long-Term Incentive Plan and the ratification of the independent auditors.

     This Proxy Statement is first being mailed to stockholders on or about April 4, 2002. The cost of soliciting proxies hereunder will be borne by the Company. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting materials to their principals and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse them for their expenses in so acting. Certain employees of the Company, who will receive no additional compensation for their services, may also solicit proxies by telephone, fax or e–mail.

ELECTION OF DIRECTORS

(Item 1)

General

     The Company’s Restated By-laws state that the size of the Board shall be fixed from time to time by resolution of the Board and vacancies on the Board may be filled by the remaining directors. The Board size is currently fixed at seven directors.

     At the Meeting, seven directors are to be elected to one-year terms, each to hold office until his successor is elected and qualified. Unless authority to vote for the election of directors is withheld by appropriate designation on the proxy, the proxies solicited hereby will be voted FOR the election of each nominee. If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve. Under the Company’s Restated By-laws, directors are elected by plurality vote.

Information about the Company’s Directors and Nominees

     The following information sets forth, as of February 28, 2002, certain information about the Company’s directors and nominees all of whom have been nominated for election to the Board. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

WILSON B. SEXTON	Director since 1993
Covington, Louisiana	Age 65

Mr. Sexton has been the Chairman of the Board and a director of the Company and its principal operating subsidiary since 1993. From May 2001 to present, Mr. Sexton has remained employed by the Company in the capacities of investor relations and providing ongoing advice with regard to the Company’s European acquisitions and business operations. From January 1999 to May 2001, Mr. Sexton also served as Chief Executive Officer of the Company.

ANDREW W. CODE	Director since 1993
Chicago, Illinois	Age 43

Mr. Code has been a general partner of CHS Management Limited Partnership (“CHS Management”) and a general partner of Code, Hennessy & Simmons Limited Partnership (“CHS”) since August 1988. Mr. Code also serves as a director for Globe Manufacturing, Inc.

Chairman of the Compensation Committee and Chairman of the Stock Option Committee of the Board of Directors of the Company.

JAMES J. GAFFNEY	Director since 1998
New York, New York	Age 61

Mr. Gaffney has been Vice Chairman of the Board of Viking Pacific Holdings, Ltd. and Chairman of the Board of Vermont Investments, Ltd., a New Zealand-based conglomerate, and provides consulting services to GS Capital Partners II, L.P. (a private investment fund affiliated with Water Street Corporate Recovery Fund I, L.P. and Goldman, Sachs & Co.), and other affiliated investment funds, since 1997. From 1995 to 1997, Mr. Gaffney was the President and Chief Executive Officer of General Aquatics, Inc. Mr. Gaffney also serves as a director of Seabulk International, Inc., Imperial Sugar Co., Safelite Glass Corp., and Hexcel Corporation.

Chairman of the Nominating Committee and member of the Audit Committee of the Board of Directors of the Company.

MANUEL J. PEREZ DE LA MESA	Director since 2001
Covington, Louisiana	Age 45

Mr. Perez de la Mesa has been Chief Executive Officer of the Company since May 2001 and has also been the President of the Company since 1999. Mr. Perez de la Mesa served as Chief Operating Officer of the Company from February 1999 to May 2001. Prior to joining the Company, Mr. Perez de la Mesa served as Vice President, Distribution Operations for Watsco, Inc., a HVAC/R distribution company, from 1996 to January 1999.

ROBERT C. SLEDD	Director since 1996
Richmond, Virginia	Age 49

Mr. Sledd has served as Chairman of the Board of Directors of Performance Food Group Company (“PFG”) since February 1995 and has served as a director of that company since 1987. Mr. Sledd served as Chief Executive Officer of PFG from 1987 to 2001.

Member of the Audit Committee, the Compensation Committee, the Stock Option Committee and the Nominating Committee of the Board of Directors of the Company.

FRANK J. ST. ROMAIN	Director since 1993
Covington, Louisiana	Age 65

Mr. St. Romain served as President and Chief Executive Officer of the Company from December 1993 to January 1999. Mr. St. Romain is retired.

Member of the Compensation Committee of the Board of Directors of the Company.

JOHN E. STOKELY	Director since 2000
Richmond, Virginia	Age 49

Mr. Stokely has served as President of JES, Inc., an investment and consulting firm, since August 1999. From January 1997 to August 1999, Mr. Stokely was the President, Chief Executive Officer and Chairman of the Board of Directors of Richfood Holdings, Inc., a food retailer and wholesale grocery distributor that merged with Supervalu, Inc. in August 1999. Mr. Stokely is also a director of PFG and Nash Finch Company.

Chairman of the Audit Committee and member of the Nominating Committee of the Board of Directors of the Company.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the election of the nominees.

Information about Executive Officers

     The following information sets forth, as of February 28, 2002, certain information about the Company’s 2001 executive officers, all of whom are expected to remain in their current positions following the Meeting.

A. DAVID COOK	Age 46

Mr. Cook has served as Vice President of the Company since February 1997. From December 1993 until February 1997, he served as the Director of National Sales Development for the Company’s principal operating subsidiary.

CRAIG K. HUBBARD	Age 50

Mr. Hubbard has served as Chief Financial Officer, Treasurer and Secretary of the Company since February 1997. From December 1993 until February 1997, he served as Controller for the Company’s principal operating subsidiary.

JOHN M. MURPHY	Age 41

Mr. Murphy has served as Vice President of the Company since February 1997. From December 1993 until February 1997, Mr. Murphy served as Director of Marketing for the Company’s principal operating subsidiary.

RICHARD P. POLIZZOTTO	Age 60

Mr. Polizzotto has served as Vice President of the Company since May 1995. He has also served as Vice President of the Company’s principal operating subsidiary since December 1993.

Other Information About The Board Of Directors And Its Committees

     The Board of Directors met four times during 2001. Each director during the last full fiscal year attended 80% or more of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which he served.

     In 2001, each non–employee director was paid an annual retainer of $6,000, an attendance fee of $1,000 for each Board meeting attended and $500 for each committee meeting attended, except that the chairman of the audit committee instead receives an attendance fee of $1,000 for each committee meeting attended. In addition, non–employee directors of the Company receive a consulting fee of $100 per hour for tasks performed outside the scope of their service as directors. All directors are reimbursed for reasonable out–of–pocket expenses incurred in attending Board and committee meetings. The Board determined that for the fiscal year 2002, each non–employee director will be paid an annual retainer of $8,000 and an attendance fee of $2,000 for each Board meeting attended.

     Under the SCP Pool Corporation 1996 Non–Employee Directors Equity Incentive Plan, as amended and restated (the “Director’s Plan”), each non–employee director is granted an option to purchase 8,500 shares of Common Stock immediately following each annual meeting of the Company’s stockholders. Options granted pursuant to the Director’s Plan become exercisable one year after grant, subject to certain exceptions. The option price per share of Common Stock under the Director’s Plan is equal to 100% of the fair market value of the Common Stock at the date of grant. Each option granted under the Director’s Plan is exercisable for ten years after the date of grant. Non–employee directors may elect to receive additional shares of Common Stock under the Director’s Plan in lieu of the cash compensation otherwise due them.

     The Board presently has an audit committee, a compensation committee, a stock options committee (a sub–committee of the compensation committee) and a nominating committee described as follows:

     Audit Committee. The Audit Committee makes recommendations to the Board regarding the selection of independent auditors, reviews the independence of such auditors, approves the scope of the annual audit activities of both the internal and the independent auditors and reviews such audit results. The Company’s specific responsibilities are set forth in its written charter, a copy of which was included in the Company’s proxy statement for the 2001 Annual Meeting. Each member of the Audit Committee meets the definition of an independent director as defined by the Nasdaq rules. The Audit Committee met four times during 2001.

     Compensation Committee. The Compensation Committee makes recommendations to the Board regarding the compensation of officers of the Company, the awards under the Company’s compensation and benefit plans and the Company’s compensation policies and practices. The Compensation Committee met two times during 2001.

     Stock Option Committee. In October 2001, the Board of Directors appointed a Stock Option Committee. The Stock Option Committee acts as a sub-committee of the Compensation Committee. The Stock Option Committee develops and administers programs providing stock-based incentives and approves all stock or stock option grants, which are then ratified by the Board. The Stock Option Committee did not meet during 2001.

     Nominating Committee. In May 2001, the Board of Directors appointed a Nominating Committee. The Nominating Committee makes recommendations to the Board of persons to fill director vacancies caused either by resignation, removal, death or serious mental or physical illness which results in a director being unable to perform satisfactorily his or her designated functions. Nominations for the election of directors may be made by the Board of Directors or the Nominating Committee. Stockholders may make a recommendation for a nominee by sending a letter to the Nominating Committee, or may make a nomination by complying with the notice procedures set forth in the Company’s Restated By-laws. The Nominating Committee did not meet during 2001.

   PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of February 28, 2002, certain information regarding beneficial ownership of Common Stock by (i) each of the Named Executive Officers (as defined below in “Executive Compensation”), (ii) each director and nominee of the Company, (iii) all of the Company’s directors and executive officers as a group and (iv) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, all as in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Based on information furnished to the Company by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

			Percentage of
	Number of Shares		Outstanding
Name of Beneficial Owner	Beneficially Owned (1)(2)		Common Stock

Wilson B. Sexton	541,618	(3)	2.2%
Andrew W. Code	235,354	(4)	*
James J. Gaffney	35,154	(5)	*
Manuel J. Perez de la Mesa	128,223	(6)	*
Frank J. St. Romain	360,703	(7)	1.4%
Robert C. Sledd	189,467	(8)	*
John E. Stokely	14,156	(9)	*
A. David Cook	86,847	(10)	*
John M. Murphy	79,579	(11)	*
Richard P. Polizzotto	134,061	(12)	*
Wasatch Advisors, Inc.	1,611,446	(13)	6.4%
St. Denis J. Villere & Company	2,723,093	(14)	10.9%
T. Rowe Price	3,380,825	(15)	13.5%
All executive officers and directors as a group (11 persons)	1,946,973	(16)	7.8%

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*	Less than one percent.

1.

Amounts include shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days and shares of Common Stock issuable upon conversion of the Company’s Convertible Subordinated Promissory Notes due December 31, 2002 (the “Convertible Notes”). The Convertible Notes bear interest at a rate of 10% per annum. The Convertible Notes are convertible into the number of shares of Common Stock determined by dividing the principal amount of the note by approximately $0.29, as adjusted for the subdivision or combination of such shares and for the issuance of any Common Stock (or securities converted into or exchangeable for shares of Common Stock) at a price per share less than the conversion price for the Convertible Notes.

2.	Shares reflect the 3-for-2 split effected in September 2001.

3.

Includes 105,456 shares issuable upon conversion of the Convertible Notes and 382,500 shares that may be acquired upon the exercise of presently exercisable options all of which are held by a trust for which Mr. Sexton serves as trustee for the benefit of his adult children.

4.

Includes (i) options to purchase 50,625 shares that are held by CHS Management Limited Partnership, a partnership of which Mr. Code is a general partner, (ii) 65,199 shares held directly by a charitable foundation of which Mr. Code is a director, President and the sole member (although neither Mr. Code nor any members of his immediate family have a pecuniary interest in such shares), (iii) 3,036 shares held by Mr. Code as custodian for his minor children under the Uniform Gifts to Minors Act, and (iv) 3,994 shares held by Code, Hennessy & Simmons Limited Partnership, a partnership of which Mr. Code is a general partner.

5.	Includes 12,654 shares that Mr. Gaffney has the right to acquire upon the exercise of presently exercisable options.

6.	Includes 2,223 shares, which are held by Mr. Perez de la Mesa as custodian for his minor children under the Uniform Gifts to Minors Act.

7.

Includes 261,561 shares that Mr. St. Romain has the right to acquire upon the exercise of presently exercisable options and 1,327 shares purchased pursuant to the Company’s Employee Stock Purchase Plan.

8.

Amount includes 75,936 shares that Mr. Sledd has the right to acquire upon the exercise of presently exercisable options. Also includes 69,750 shares that are held in three trusts for the benefit of Mr. Sledd’s minor children, for which Mr. Sledd serves as the trustee.

9.	Includes 12,655 shares that Mr. Stokely has the right to acquire upon the exercise of presently exercisable options.

10.	Includes 22,500 shares that Mr. Cook has the right to acquire upon the exercise of presently exercisable options.

11.	Includes 30,130 shares issuable upon conversion of the Convertible Notes held by Mr. Murphy.

12.

Includes 30,130 shares issuable upon conversion of the Convertible Notes held by Mr. Polizzotto, 58,627 shares that Mr. Polizzotto has the right to acquire upon the exercise of presently exercisable options, and 15,000 shares beneficially owned by Mr. Polizzotto’s wife.

13.

Based upon such holder’s Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 14, 2002, Wasatch Advisors, Inc. has sole power to vote or direct the vote and sole power to dispose or direct the disposition of 1,611,446 shares. The business address of such holder is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

14.

Based upon such holder’s Schedule 13G/A filed with the SEC on February 1, 2002, St. Denis J. Villere & Company has shared power to vote or to direct the vote, and shared power to dispose or to direct the disposition, of 2,591,769 of such shares. The business address of such holder is 210 Baronne Street, Suite 808, New Orleans, Louisiana 70112.

15.

Based upon such holder’s Schedule 13G/A filed with the SEC on February 14, 2002, T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote, or direct the vote of, 1,338,150 of such shares, and sole power to dispose, or direct the disposition, of 3,380,825 shares. Also includes 1,288,550 shares which T. Rowe Price Small-Cap Stock Fund, Inc., an investment company, has the sole power to vote. The business address of such holders is 100 E. Pratt Street, Baltimore, Maryland 21202. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

16.

Includes 951,650 shares that such persons have the right to receive upon the exercise of presently exercisable options and 165,716 shares issuable upon the conversion of the Convertible Notes held by such persons.

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EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation and options granted for the three years ended December 31, 2001, to the Company’s Chief Executive Officer and each of its four other most highly compensated executive officers (collectively, the “Named Executive Officers”).

				Long-Term
				Compensation
		Annual Compensation		Awards
				No. of Shares
				Underlying
				Options		All Other
Name and Principal Position	Year	Salary	Bonus	Granted	(1)	Compensation

Wilson B. Sexton (3)	2001	188,452	93,750	45,000		7,865	(2)
Chairman	2000	250,000	250,000	67,500		10,523
	1999	250,000	250,000	67,500		5,855

Manuel J. Perez de la Mesa (4)	2001	270,096	206,250	112,500		7,865	(2)
President and Chief Executive Officer	2000	250,000	250,000	180,000		5,316
	1999	184,727	200,000	225,000		180

A. David Cook	2001	159,615	120,000	22,500		7,865	(2)
Vice President	2000	140,000	140,000	28,125		10,523
	1999	130,000	130,000	33,750		5,881

John M. Murphy	2001	159,615	124,800	22,500		7,865	(2)
Vice President	2000	140,000	140,000	28,125		10,523
	1999	130,000	130,000	33,750		5,881

Richard P. Polizzotto	2001	135,881	103,360	13,500		7,865	(2)
Vice President	2000	129,800	105,000	16,875		10,523
	1999	124,708	80,000	21,938		5,860

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  Years 2000 and 1999 shares have been adjusted for 3-for-2 stock splits in September 2001 and July 2000.
  Consists of the following contributions to each of the Named Executive Officers: $216 life insurance premium, $2,549 paid under the Company’s profit sharing program and $5,100 contributed under the Company’s 401(k) plan.
  Mr. Sexton was CEO until May 2001.
  Mr. Perez de la Mesa was appointed CEO in May 2001.

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     The following table sets forth information with respect to the Named Executive Officers concerning options granted during 2001.

OPTION GRANTS IN LAST FISCAL YEAR

			Individual Grants (1)
	No. of		% of Total			($)
	Shares		Options	($)		Potential Realizable Value at
	Underlying		Granted to	Exercise		Assumed Annual Rates of Stock
	Options		Employees	or Base	Expiration	Price Appreciation for Option
Name	Granted		In 2001	Price	Date	Term

						0%	5%	10%
Wilson B. Sexton	45,000		7.68%	19.67	3/21/11	—	557,429	1,415,339
Manuel J. Perez de la Mesa	112,500	(2)	19.19	19.67	3/21/11	—	1,393,572	3,538,348
A. David Cook	4,500	(2)	0.77	0.01	3/21/11	88,485	144,228	230,019
	18,000	(3)	3.07	19.67	3/21/11	—	222,972	566,136
John M. Murphy	4,500	(2)	0.77	0.01	3/21/11	88,485	144,228	230,019
	18,000	(3)	3.07	19.67	3/21/11	—	222,972	566,136
Richard P. Polizzotto	2,700	(2)	0.46	0.01	3/21/11	53,091	86,537	138,011
	10,800	(3)	1.84	19.67	3/21/11	—	133,783	339,681

_________________

  All options will vest immediately upon a change of control of the Company.
  Options fully vest March 21, 2006.
  Options vest in one-half increments on March 21, 2004 and March 21, 2006.

_________________

     The following table sets forth information with respect to the Named Executive Officers concerning option exercises during the fiscal year ended December 31, 2001 and unexercised options held as of December 31, 2001.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
AGGREGATE OPTION VALUES AS OF DECEMBER 31, 2001

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
			Options at Year End		Money Options at Year End (1)

	Shares	($)
	Acquired	Value			($)	($)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Wilson B. Sexton	—	—	382,499	—	7,709,938	—
Manuel J. Perez de la Mesa	40,500	873,810	—	418,500	—	7,381,215
A. David Cook	—	—	22,500	61,875	483,975	1,038,046
John M. Murphy	57,094	1,013,566	—	61,875	—	1,038,046
Richard P. Polizzotto	—	—	58,628	38,812	1,387,842	669,128

Executive Employment Agreements

     In May 2001, Mr. Wilson B. Sexton retired as Chief Executive Officer of the Company but remained employed by the Company in the capacities of investor relations and providing ongoing advice with regard to the Company’s European acquisitions and business operations. Mr. Sexton is paid a salary of $125,000 per year. In addition, Mr. Sexton continues to be eligible to participate in the Company’s benefit programs, annual grants of options and incentive payments based on recommendations of the Stock Option Committee and the Compensation Committee of the Board of Directors. Prior to May 2001, the Company was party to an oral employment agreement with Mr. Sexton providing for an annual base salary of $250,000; an annual bonus of up to 100% of base salary to be paid in cash; grants of options based on achievement of certain specified goals and objectives; and medical benefits.

     In January 1999, the Company entered into an employment agreement with Manuel J. Perez de la Mesa. Pursuant to this agreement, the Company pays Mr. Perez de la Mesa an annual base salary of $200,000, or such greater rate as the Compensation Committee may designate from time to time, to be reviewed annually by the Board, and an annual bonus to be paid in cash in an amount determined by the Compensation Committee based on achievement of certain specified goals and objectives. The employment agreement also provides for up to $700.00 per month for Mr. Perez de la Mesa’s lease of an automobile of his choice. The employment agreement also provided for annual grants of options of 50,000 shares (which amount was adjusted to 112,500 to reflect the Company’s two three-for-two stock splits) with a fair market value exercise price determined on the date of grant during each of 1999, 2000 and 2001, all of which have been granted. Upon any termination of Mr. Perez de la Mesa’s employment by the Company other than for cause (as defined in the agreement), Mr. Perez de la Mesa is entitled to receive his base salary for a period of six months thereafter. The agreement also provides that Mr. Perez de la Mesa shall not compete with the Company for two years following the termination of his employment.

     Neither the Compensation Committee or Audit Committee Reports set forth below shall be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and neither shall be deemed filed under such acts.

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS OF SCP POOL CORPORATION
AND ITS STOCK OPTION SUB-COMMITTEE

     The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board regarding compensation and benefits of executive officers and key employees of the Company; and the Stock Option Committee develops and administers programs providing stock-based incentives (“the Committees”). After consideration of the Compensation Committee’s recommendations, the entire Board reviews and approves the salaries, bonuses and benefit programs for the Company’s executive officers, except that the Stock Option Committee approves all stock or stock option grants, which are then ratified by the Board.

Compensation Philosophy

     The compensation philosophy of the Company is to link executive compensation to continuous improvements in corporate performance and increases in stockholder value. The goals of the Company’s executive compensation program are as follows:

  to establish pay levels that are necessary to retain and attract highly qualified executives in light of the overall competitiveness of the market for high quality executive talent;
  to recognize superior individual performance, new responsibilities and new positions within the Company;
  to balance short-term and long-term compensation to complement the Company’s annual and long-term business objectives and strategy and encourage executive performance in furtherance of the fulfillment of those objectives;
  to provide variable compensation opportunities based on the Company’s performance;
  to encourage stock ownership by executives; and
  to align executive remuneration with the interests of the stockholders.

Compensation Program Components

     The Committees regularly review the Company’s executive compensation program to ensure that pay levels and incentive opportunities are competitive with similar positions in the regional market and reflect the performance of the Company. Each element of the compensation program for executive officers is further explained below.

Base Salary. The base salary levels for all executive officers are set based upon the officer’s level of responsibility, experience, past performance and the competitive market for executive talent.

Annual Incentive Bonus. The annual cash bonuses paid to the executive officers are paid according to formulas that are based almost entirely on objective performance criteria with a small component being discretionary. The objective performance measures used to calculate the bonus of Mr. Perez de la Mesa for 2001 were earnings per share, return on total assets and cash flow from operations. The objective portion of the bonuses of the other executive officers was based upon earnings per share and various other performance measures pertinent to the officer’s area of responsibility. The Company utilizes annual bonuses to focus corporate behavior on the achievement of goals for growth, financial performance and other specific annual objectives.

Stock Options. The Committees believe that they can closely align executive interests with the longer term interests of stockholders by encouraging equity participation in the Company. The individual option grant levels for all of the executive officers for 2001, other than Mr. Perez de la Mesa, were based upon the officer’s level of responsibility. The options granted to Mr. Perez de la Mesa in 2001 were negotiated at the time that he joined the Company in 1999 and were granted as provided in his employment agreement.

Certain Tax Considerations

     Section 162(m) of the Internal Revenue Code limits the deductibility by the Company of annual compensation over $1.0 million paid to any of the Named Executive Officers, unless the compensation is “performance-based.” The Company’s policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting the Company’s ability to attract and retain qualified executives.

Summary

     After its review of all existing programs, the Committees believe that the total compensation program for executives of the Company is focused on increasing values for stockholders and enhancing corporate performance. The Committees currently believe that a significant portion of compensation of executive officers is properly tied to stock appreciation through stock options or stock ownership. The Committees believe that executive compensation levels at the Company are extremely competitive with the compensation programs provided by other corporations with which the Company competes for executive talent.

COMPENSATION COMMITTEE	STOCK OPTION COMMITTEE

Andrew W. Code, Chairman	Andrew W. Code, Chairman
Frank J. St. Romain	Robert C. Sledd
Robert C. Sledd

Compensation Committee Interlocks and Insider Participation

     During the last fiscal year, none of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. No executive officer of the Company served in the last fiscal year as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

     The Company is a party to the following transactions with members of Frank J. St. Romain’s family:

     Kenneth St. Romain is a general manager for the Company in the Central Division. In 2001, Kenneth St. Romain received approximately $194,000 in salary and bonus and the Company expects that his salary and bonus for 2002 will equal or exceed the amount paid in 2001. Kenneth St. Romain is the son of Frank J. St. Romain, who, until January 1999, was President and Chief Executive Officer of the Company and who remains a director of the Company. The compensation formula pursuant to which Kenneth St. Romain is paid is identical to that by which the Company’s other general managers are paid and includes a fixed salary and a bonus based on profitability and return on assets of the service centers for which such managers are responsible. The actual amount of compensation paid to each general manager varies as a result of the application of the bonus formula as well as such manager’s seniority and other objective factors.

     In March 1997, the Company entered into a lease agreement with Kenneth St. Romain with respect to a service center in Baton Rouge (the “Baton Rouge Lease”). The Baton Rouge Lease has a term of five years commencing on March 1, 1997, and provides for rental payments of $9,655 per month. In January 2002, the Company extended the Baton Rouge Lease agreement for a term of five years commencing on March 1, 2002 with rental payments of $10,137 per month. The Company believes that the Baton Rouge Lease reflects fair market rates as of the date hereof.

     In May 2001, the Company entered into a lease agreement with Kenneth St. Romain with respect to a service center in Jackson, Mississippi (the “Jackson Lease”). The Jackson Lease has a term of seven years commencing on November 16, 2001, and provides for rental payments of $8,317 per month. The Company believes that the Jackson Lease reflects fair market rates as of the date hereof.

AUDIT COMMITTEE REPORT

     The Audit Committee reviews the Company’s financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

     In this context, the Audit Committee has met and held discussions with management and the Company’s internal and independent auditors. Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     In addition, the Audit Committee has discussed with the independent auditors the auditor’s independence from the Company and management, including matters in the written disclosures provided by the independent auditors to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     The Audit Committee has discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee has met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC. The Committee and the Board also have recommended, subject to stockholder ratification, the selection of the Company’s independent auditors.

     Aggregate fees and costs billed to the Company by Ernst and Young LLP, the Company’s principal accountant, for the fiscal year ended December 31, 2001, were as follows for the referenced services:

Audit Fees. $240,000 for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended December 31, 2001 and for reviewing the financial statements included in the Company’s Form 10-Qs for the fiscal year ended December 31, 2001.

Financial Information Systems Design and Implementation Fees. During the fiscal year ended December 31, 2001, Ernst and Young LLP provided no services and therefore billed no fees to the Company in connection with financial information systems design and implementation.

All Other Fees. $231,773, including audit related services of $41,383 and non-audit services of $190,390. Audit related services include fees for accounting consultations, benefit plan audits and business acquisitions. Non-audit services consist entirely of fees for tax services.

     The Audit Committee has considered the compatibility of the provision of services covered by the two preceding paragraphs with the maintenance of the principal accountant’s independence from the Company.

AUDIT COMMITTEE
John E. Stokely, Chairman
Robert C. Sledd
James J. Gaffney

PERFORMANCE GRAPH

     The graph below compares the total stockholder return on the Company’s Common Stock for the last five fiscal years with the total return on the Nasdaq US Index and the S&P SmallCap 600 Index for the same period, in each case assuming the investment of $100 on December 31, 1996 and the reinvestment of all dividends. The Company has chosen S&P SmallCap 600 Index for comparison because the Company does not believe that it can reasonably identify a peer group or a published industry or line-of-business index that contains companies in a similar line of business and because the S&P SmallCap 600 Index includes companies of similar capitalization to the Company.

Comparison of Cumulative Total Return
SCP Pool Corporation,
S&P SmallCap 600 Index, and Nasdaq US Index

	Total Return
	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

SCP Pool Corporation	$100	$139	$164	$281	$489	$670
S&P SmallCap 600 Index	100	126	124	139	156	188
Nasdaq US Index	100	122	170	315	191	151

_________________

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In October 1999, the Company entered into a lease agreement with S&C Development, LLC with respect to a service center in Mandeville, Louisiana (the “Mandeville Lease”). The sole member of S&C Development, LLC is A. David Cook, an executive officer of the Company. The Mandeville Lease has a term of seven years commencing on January 1, 2000, and provides for rental payments of $6,510 per month. The Company believes that the Mandeville Lease reflects fair market rates as of the date hereof.

     In January 2001, the Company entered into a lease agreement with S&C Development, LLC with respect to a service center in Oklahoma City, Oklahoma (the “Oklahoma City Lease”). The Oklahoma City Lease has a term of ten years commencing on November 10, 2001, and provides for rental payments of $11,955 per month. The Company believes that the Oklahoma City Lease reflects fair market rates as of the date hereof.

     In February 2002, the Company entered into a lease agreement with S&C Development, LLC with respect to warehouse space in Mandeville, Louisiana (the “Mandeville Warehouse Lease”). The Mandeville Warehouse Lease has a term of five years commencing on February 4, 2002, and provides for rental payments of $4,123 per month. The Company believes the Mandeville Warehouse Lease reflects the fair market rates as of the date hereof.

     The Company is also a party to certain relationships and related transactions described herein under “Compensation Committee Interlocks and Insider Participation.”

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and 10% stockholders to file with the SEC reports of ownership and changes in ownership of equity securities of the Company. Based solely on a review of copies of such forms furnished to the Company, or written representations that no filings were required, we believe that all such required reports were filed on a timely basis during fiscal year 2001, except that Wilson B. Sexton, Chairman of the Company, filed a Form 4 for May 2001 late due to his being out of the country during the filing period.

PROPOSAL TO APPROVE THE SCP POOL CORPORATION
2002 LONG-TERM INCENTIVE PLAN
(Item 2)

     General

     The Board believes that the growth of the Company depends upon the efforts of its officers and key employees and that the 2002 Long-Term Incentive Plan (the “Plan”) will provide an effective means of attracting and retaining qualified key personnel while enhancing their long-term focus on maximizing stockholder value. The Plan has been adopted by the Board of Directors, subject to approval by the stockholders at the Meeting. The primary features of the Plan are summarized below. This summary is qualified in its entirety, however, by reference to the Plan, which is attached to this Proxy Statement as Appendix A.

     Purpose of the Proposal

     The Board of Directors believes that providing members of management and key personnel with a proprietary interest in the growth and performance of the Company is crucial to stimulating individual performance while at the same time enhancing stockholder value. Currently, fewer than 243,000 shares of Common Stock remain available for grant under the Company’s predecessor stock option plans. The Board believes that adoption of the new Plan is necessary to provide the Company with the continued ability to attract, retain and motivate key personnel in a manner that is tied to the interests of stockholders.

     Terms of the Plan

     Administration of the Plan. The Stock Option Committee (the “Committee”), which is a sub-committee of the Compensation Committee of the Board, administers the Plan and has authority to make awards under the Plan, to set the terms of the awards, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the Plan. Subject to the limitations specified in the Plan, the Committee may delegate its authority to appropriate personnel of the Company.

     Eligibility. Officers and key employees of the Company (including officers who are also directors of the Company) will be eligible to receive awards (“Incentives”) under the Plan when designated as plan participants. The Company currently has approximately five officers and 350 key employees eligible to receive Incentives under the Plan. Over the past couple of years the Company has granted awards to all of its officers and substantially all of its key employees under the predecessor plans. The Plan also permits consultants and advisers to receive Incentives, although neither the Company nor the Committee has any current intention of awarding Incentives to consultants or advisers. Incentives under the Plan may be granted in any one or a combination of the following forms:

  incentive stock options under Section 422 of the Internal Revenue Code (the "Code")
  non-qualified stock options and
  restricted stock.

     Shares Issuable through the Plan. A total of 700,000 shares of Common Stock are authorized to be issued under the Plan, representing approximately 3% of the shares of outstanding Common Stock. If the Plan is approved by the stockholders at the Meeting, no additional grants will be made under the Company’s predecessor stock option plans. On March 11, 2002, the closing sale price of a share of Common Stock, as reported on the Nasdaq National Market, was $32.10.

     Limitations and Adjustments to Shares Issuable through the Plan. Incentives relating to no more than 200,000 shares of Common Stock may be granted to a single participant in one calendar year. No more than 50,000 shares may be issued as restricted stock.

     For purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan, shares that are not delivered because of a net share exercise, as defined in the Plan, or because the Incentive is forfeited, canceled or settled in cash and shares that are withheld to satisfy participants’ applicable tax withholding obligations or payment of the option exercise price will not be deemed to have been delivered under the Plan. Also, if the exercise price of any stock option granted under the Plan or any tax withholding obligation is satisfied by tendering shares of Common Stock, only the number of shares issued net of the shares tendered will be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. No more than 700,000 shares, however, may be delivered upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code, and shares withheld or delivered to cover taxes or the payment of the exercise price will not be credited against the 700,000 share limit applicable to incentive stock options.

     Proportionate adjustments will be made to all of the share limitations provided in the Plan, including shares subject to outstanding Incentives, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the Common Stock, and the terms of any incentive will be adjusted to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

     Amendments to the Plan. The Board may amend or discontinue the Plan at any time. However, the stockholders must approve any amendment that would:

  materially increase the benefits accruing to participants under the Plan, or increase the number of shares of Common Stock that may be issued under the Plan, or materially expand the classes of persons eligible to participate in the Plan, or authorize the Company to reprice outstanding options.

     No amendment or discontinuance of the Plan may materially impair any previously granted Incentive without the consent of the recipient.

     Types of Incentives. Each of the types of Incentives that may be granted under the Plan is described below:

     Stock Options. The Committee may grant non-qualified stock options or incentive stock options to purchase shares of Common Stock. The Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a share of Common Stock on the date of grant. The term of an option will also be determined by the Committee, but may not exceed 10 years. The Committee may accelerate the exercisability of any stock option at any time. The Committee may also approve the purchase by the Company of an unexercised stock option from the optionee by mutual agreement for the difference between the exercise price and the fair market value of the shares covered by the option.

     Except for adjustments permitted in the Plan to protect against dilution, without approval of the stockholders, the exercise price of an outstanding option may not be decreased after grant, nor may an option that has an exercise price that is less than the then current fair market value of a share of Common Stock be surrendered to the Company as consideration for the grant of a new option with a lower price or other substitute award.

     The option exercise price may be paid

  in cash
  in Common Stock, subject to certain limitations
  in a combination of cash and Common Stock
  through a "cashless" exercise arrangement with a broker approved in advance by the Committee, if permitted by the Committee, by instructing the Company to withhold from issuance upon exercise that number of shares equal in value to the aggregate exercise price, or in any other manner authorized by the Committee.

     Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.

     Restricted Stock. Shares of Common Stock may be granted by the Committee to an eligible participant and made subject to restrictions on sale, pledge or other transfer by the participant for a certain period (the “Restricted Period”). Except for shares of restricted stock that vest based on the attainment of performance goals, the Restricted Period must be a minimum of three years with incremental vesting of portions of the award over the three-year period permitted. If vesting of the shares is subject to the attainment of specified performance goals, a minimum Restricted Period of one year with incremental vesting is allowed. All shares of restricted stock will be subject to such restrictions as the Committee may provide in an agreement with the participant, including provisions obligating the participant to forfeit or resell the shares to the Company in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the Plan, a participant receiving restricted stock will have all of the rights of a stockholder as to such shares.

     Performance-Based Compensation under Section 162(m). Stock options granted in accordance with the terms of the Plan will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and as a result will not be subject to the deduction limitations of Section 162(m). Grants of restricted stock that the Company intends to qualify as performance-based compensation under Section 162(m) must be made subject to the achievement of pre-established performance goals. The pre-established performance goals will be based upon any or a combination of the following business criteria: earnings per share, return on assets, an economic value added measure, stockholder return, earnings, stock price, return on equity, return on total capital, reduction of expenses, or increase in revenues, cash flow or customers of the Company, or one or more operating divisions or subsidiaries. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals, or relative to levels attained in prior years.

     The Committee has authority to use different targets from time to time under the performance goals provided in the Plan. As a result, the regulations under Section 162(m) require that the material terms of the performance goals be reapproved by the stockholders every five years. To qualify as performance-based compensation, grants of restricted stock will be required to satisfy the other applicable requirements of Section 162(m).

     Termination of Employment. If an employee participant ceases to be an employee of the Company for any reason, including death, his outstanding Incentives may be exercised or will expire at such time or times as may be determined by the Committee and described in the incentive agreement.

     Change of Control. In the event of a change of control of the Company, as defined in the Plan, all Incentives will become fully vested and exercisable, all restrictions or limitations on any Incentives will generally lapse and, unless otherwise provided in the Incentive agreement, all performance criteria and other conditions relating to the payment of Incentives will generally be deemed to be achieved or waived. In addition to the foregoing, upon a change of control the Committee will have the authority to take a variety of actions regarding outstanding Incentives. Within certain time periods, the Committee may (i) require that all outstanding Incentives remain exercisable only for a limited time, after which time all such Incentives will terminate, (ii) require the surrender to the Company of some or all outstanding Incentives in exchange for a stock or cash payment for each Incentive equal in value to the change of control value of a share of Common Stock, calculated as described in the Plan, over the exercise price, (iii) make any equitable adjustments to outstanding Incentives as the Committee deems necessary to reflect the corporate change or (iv) provide that an Incentive will become an option to purchase the number and class of securities or other property to which the participant would have been entitled in connection with the change of control if the participant had been a stockholder.

     Transferability of Incentives. Under the Plan, participants may not transfer, pledge, assign or otherwise encumber their Incentives except:

  by will
  by the laws of descent and distribution
  pursuant to a domestic relations order, or
  in the case of stock options only, to a charitable organization, to immediate family members or to a partnership, limited liability company or trust of which the sole owners, members or beneficiaries are the participant or immediate family members, if permitted by the Committee and if so provided in the participant’s stock option agreement.

     Payment of Withholding Taxes. The Company may withhold from any payments or stock issuances under the Plan, or collect as a condition of payment, any taxes required by law to be withheld. Any participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of Common Stock or have the Company withhold, from the shares the participant would otherwise receive, shares of Common Stock having a value equal to the minimum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined and is subject to the Committee’s right of disapproval.

     Awards to be Granted

     Grants of awards under the Plan will be made in the future by the Committee as necessary to attract and retain key personnel.

     Federal Income Tax Consequences of Stock Options

     Under existing federal income tax provisions, a participant who is granted a stock option normally will not realize any income, nor will the Company normally receive any deduction for federal income tax purposes, in the year the option is granted.

     When a non-qualified stock option granted pursuant to the Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the Common Stock acquired and the aggregate fair market value of the Common Stock acquired on the exercise date and, subject to the limitations of Section 162(m) of the Code, the Company will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.

     An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the “Holding Period”). An employee disposing of such shares before the expiration of the Holding Period will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. The Company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares of Common Stock received upon exercise before the expiration of the Holding Period.

     If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the Holding Period of the previously owned shares carries over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable Holding Period, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable Holding Period has been met on the date of exercise, there will be no income recognition and the basis and the Holding Period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new Holding Period and have a zero basis.

     If, upon a change in control of the Company, the exercisability or vesting of an Incentive is accelerated, any excess on the date of the change in control of the fair market value of the shares or cash issued under accelerated Incentives over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An “excess parachute payment”, with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change in control are characterized as parachute payments, such employee will be subject to a 20% excise tax on the excess parachute payment and the Company will be denied any deduction with respect to such excess parachute payment.

     This summary of federal income tax consequences of non-qualified and incentive stock options does not purport to be complete. Reference should be made to the applicable provisions of the Code. There also may be state and local income tax consequences applicable to transactions involving options.

Equity Compensation Plan Information

     The Board of Directors determined that the number of securities remaining available under the Employee Stock Purchase Plan (the “ESPP”) and the Non-Employee Directors Equity Incentive Plan (the “NEDEIP”) exceeded the number that would be issued or granted over the next four years. Therefore, on March 18, 2002, the Board of Directors reduced the number of shares available under the ESPP and the NEDEIP by approximately 1.6 million and 0.4 million shares, respectively.

     The majority of the options granted under the 1998 Stock Option Plan vest in one-half increments in three and five years if the optionee has been employed by the Company continuously from date of grant through the applicable vesting date. The weighted average number of years to maturity of unexercisable outstanding options granted under the 1998 Stock Option Plan is approximately three years. The following table provides information about shares of Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of April 4, 2002.

					c. Number of securities
					remaining available for
	a. Number of securities to				future issuance under equity
	be issued upon exercise of		b. Weighted-average		compensation plans
	outstanding options,		exercise price of outstanding		(excluding securities
Plan Category	warrants and rights		options, warrants and rights		reflected in column (a))

Equity compensation plans
approved by security holders

1998 Stock Option Plan	2,824,241		$9.49		242,594	(1)

Employee Stock Purchase Plan	—	(2)	—	(2)	335,690

Non-Employee Directors Equity
Incentive Plan	600,000		$12.51		219,840

Equity compensation plans not
approved by security holders	—		—		—

			Total		798,124

_________________

  If the Plan is approved at the Meeting, these shares will not be issued.
  Not determinable at this time

     Vote Required

     Approval of the Plan requires the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on the proposal.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to approve the Plan.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT AUDITORS
(Item 3)

     Upon the recommendation of the Audit Committee, the Board of Directors has approved the retention of Ernst & Young LLP (“E&Y”) as the Company’s independent auditors for the fiscal year ending December 31, 2002 and recommends the ratification of such retention by the stockholders. If the stockholders do not ratify the selection of E&Y by the affirmative vote of a majority of the voting power present, in person or by proxy, at the Meeting, the Board will reconsider the selection.

     Representatives of E&Y are expected to be present at the Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

     An affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for ratification of the retention of E&Y as the Company’s independent auditors.

The Board of Directors unanimously recommends that the stockholders vote “FOR”the ratification of the retention of E&Y as the Company’s independent auditors.

STOCKHOLDER PROPOSALS AND BOARD NOMINATIONS

     In order to be considered for inclusion in the proxy materials related to the Company’s 2003 annual meeting of stockholders, the Company must receive stockholder proposals no later than December 5, 2002. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.

     The Company’s Restated By-laws also require that any stockholder who desires to nominate a director or present a proposal before the 2003 annual meeting must notify the Secretary of the Company no earlier than July 8, 2002 and no later than December 5, 2002.

By Order of the Board of Directors,

Craig K. Hubbard
Secretary

Covington, Louisiana
April 4, 2002

Appendix A

SCP POOL CORPORATION
2002 LONG-TERM INCENTIVE PLAN

1.

Purpose. The purpose of the 2002 Long-Term Incentive Plan (the “Plan”) of SCP Pool Corporation (“SCP”) is to increase shareholder value and to advance the interests of SCP and its subsidiaries (collectively, the “Company”) by furnishing stock-based economic incentives (the “Incentives”) designed to attract, retain, reward and motivate key employees, officers and consultants and advisors to the Company and to strengthen the mutuality of interests between such persons and SCP’s shareholders. Incentives consist of opportunities to purchase or receive shares of common stock, $.001 par value per share, of SCP (the “Common Stock”), on terms determined under the Plan. As used in the Plan, the term “subsidiary”means any corporation, limited liability company or other entity, of which SCP owns (directly or indirectly) within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock, membership interests or other equity interests issued thereby.

2.	Administration.

2.1

Composition. The Plan shall be administered by the Compensation Committee of the Board of Directors of SCP or by a subcommittee thereof (the “Committee”). The Committee shall consist of not fewer than two members of the Board of Directors, each of whom shall (a) qualify as a “non-employee director”under Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule, and (b) qualify as an “outside director”under Section 162(m) of the Code (“Section 162(m)”).

2.2

Authority. The Committee shall have plenary authority to award Incentives under the Plan, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, to enter into agreements with or provide notices to participants as to the terms of the Incentives (the “Incentive Agreements”) and to make any other determination that it believes necessary or advisable for the proper administration of the Plan. Its decisions in matters relating to the Plan shall be final and conclusive on the Company and participants. The Committee may delegate its authority hereunder to the extent provided in Section 3 hereof.

3.

Eligible Participants. Key employees, officers (including officers who are also directors) and persons providing services as consultants or advisors to the Company shall become eligible to receive Incentives under the Plan when designated by the Committee. Employees may be designated individually or by groups or categories, as the Committee deems appropriate. With respect to participants not subject to Section 16 of the 1934 Act or Section 162(m) of the Code, the Committee may delegate to appropriate officers of the Company its authority to designate participants, to determine the size and type of Incentives to be received by those participants and to set and modify the terms of the Incentives; provided, however, that the per share exercise price of any options granted by an officer, rather than by the Committee, shall be equal to the Fair Market Value (as defined in Section 9.11) of a share of Common Stock. Directors who are not also employees of the Company are not eligible to receive awards under the Plan.

4.	Types of Incentives. Incentives may be granted under the Plan to eligible participants in the forms of (a) incentive stock options; (b) non-qualified stock options; and (c) restricted stock.

5.	Shares Subject to the Plan.

5.1

Number of Shares. Subject to adjustment as provided in Section 9.5, the maximum number of shares of Common Stock that may be delivered to participants and their permitted transferees under the Plan shall be 700,000. No additional awards will be made under the Company’s predecessor stock option plans (The SCP Pool Corporation 1995 Stock Option Plan and The SCP Pool Corporation 1998 Stock Option Plan).

5.2

Share Counting. To the extent any shares of Common Stock covered by a stock option are not delivered to a participant or permitted transferee because the Option is forfeited or canceled or because of a Net Share Exercise, as defined in Section 6.5 hereof, or shares of Common Stock are not delivered because an Incentive is paid or settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under this Plan. In the event that shares of Common Stock are issued as an Incentive and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired Shares may again be issued under the Plan. If the exercise price of any stock option granted under the Plan or the applicable withholding tax obligation is satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

5.3	Limitations on Awards. Subject to Section 9.5, the following additional limitations are imposed under the Plan:

A.

The maximum number of shares of Common Stock that may be issued upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code shall be 700,000 shares. Notwithstanding any other provision herein to the contrary, (i) all shares issuable under incentive stock options shall be counted against this limit and (ii) shares that are issued and are later forfeited, cancelled or reacquired by the Company, shares withheld to satisfy withholding tax obligations and shares delivered in payment of the option exercise price or withholding taxes shall have no effect on this limitation.

B.	The maximum number of shares of Common Stock that may be covered by Incentives granted under the Plan to any one individual during any one calendar-year period shall be 200,000.

C.	The maximum number of shares of Common Stock that may be issued as restricted stock shall be 50,000 shares.

5.4	Type of Common Stock. Common Stock issued under the Plan may be authorized and unissued shares or issued shares held as treasury shares.

6.

Stock Options. A stock option is a right to purchase shares of Common Stock from SCP. Stock options granted under the Plan may be incentive stock options (as such term is defined in Section 422 of the Code) or non-qualified stock options. Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

6.1

Price. The exercise price per share shall be determined by the Committee, subject to adjustment under Section 9.5; provided that in no event shall the exercise price be less than the Fair Market Value of a share of Common Stock on the date of grant, except in case of a stock option granted in assumption or substitution for an outstanding award of a company acquired by the Company or with which the Company combines.

6.2	Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to Section 5 and subject to adjustment as provided in Section 9.5.

6.3

Duration and Time for Exercise. The term of each stock option shall be determined by the Committee but shall not exceed 10 years from date of grant. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any stock option at any time, in addition to the automatic acceleration of stock options under Section 9.10.

6.4

Repurchase. Upon approval of the Committee, the Company may repurchase a previously granted stock option from a participant by mutual agreement before such option has been exercised by payment to the participant of the amount per share by which: (i) the Fair Market Value (as defined in Section 9.11) of the Common Stock subject to the option on the business day immediately preceding the date of purchase exceeds (ii) the exercise price.

6.5

Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by the full purchase price for such shares. The option price shall be payable in United States dollars and may be paid (a) in cash; (b) by check; (c) by delivery of shares of Common Stock which, unless otherwise determined by the Committee, shall have been held by the optionee for at least six months, and which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such option is exercised; (d) by delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares issuable under the option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the exercise price; (e) if permitted by the Committee, by authorizing the Company to withhold from the exercise that number of shares of Common Stock which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the aggregate exercise price payable with respect to the options being exercised (a “Net Share Exercise”) or (f) in such other manner as may be authorized from time to time by the Committee.

6.6

Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as incentive stock options (as such term is defined in Section 422 of the Code):

A.

Any incentive stock option agreement authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as incentive stock options.

B.	All incentive stock options must be granted within ten years from the date on which this Plan is adopted by the Board of Directors.

C.

No incentive stock options shall be granted to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation.

D.

The aggregate Fair Market Value (determined with respect to each incentive stock option as of the time such incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of SCP or any of its subsidiaries) shall not exceed $100,000. To the extent that such limitation is exceeded, such options shall not be treated, for federal income tax purposes, as incentive stock options.

6.7

Repricing. Except for adjustments pursuant to Section 9.5 or actions permitted to be taken by the Committee under Section 9.10C. in the event of a Change of Control, unless approved by the stockholders of the Company, (a) the exercise price for any outstanding option granted under this Plan may not be decreased after the date of grant; and (b) an outstanding option that has been granted under this Plan may not, as of any date that such option has a per share exercise price that is less than the then current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new option with a lower exercise price, shares of Common Stock or a cash payment.

7.	Restricted Stock.

7.1

Grant of Restricted Stock. The Committee may award shares of restricted stock to such eligible participants as the Committee determines pursuant to the terms of Section 3. An award of restricted stock shall be subject to such restrictions on transfer and forfeitability provisions and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan. To the extent restricted stock is intended to qualify as “performance-based compensation”under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 8 below and meet the additional requirements imposed by Section 162(m).

7.2

The Restricted Period.At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted and after which the shares of restricted stock shall be vested (the “Restricted Period”). Except for shares of restricted stock that vest based on the attainment of performance goals, the Restricted Period shall be a minimum of three years, with incremental vesting of portions of the award over the three-year period permitted. If the vesting of the shares of restricted stock is based upon the attainment of performance goals, a minimum Restricted Period of one year is allowed, with incremental vesting of portions of the award over the one-year period permitted. Each award of restricted stock may have a different Restricted Period. The expiration of the Restricted Period shall also occur as provided under Section 9.3 and under the conditions described in Section 9.10 hereof.

7.3

Escrow.The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the SCP Pool Corporation 2002 Long-Term Incentive Plan (the “Plan”), and an agreement entered into between the registered owner and SCP Pool Corporation thereunder. Copies of the Plan and the agreement are on file at the principal office of the Company.

7.4

Dividends on Restricted Stock.Any and all cash and stock dividends paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

7.5

Forfeiture.In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and the certificates cancelled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 9.5 due to a recapitalization, merger or other change in capitalization.

7.6

Expiration of Restricted Period.Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the restricted stock shall lapse and a stock certificate for the number of shares of restricted stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends, except any that may be imposed by law, to the participant or the participant’s estate, as the case may be.

7.7

Rights as a Shareholder.Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of stock during the Restricted Period, including without limitation, the right to vote any shares of Common Stock.

8.	Performance Goals for Section 162(m) Awards.

     To the extent that shares of restricted stock granted under the Plan are intended to qualify as “performance-based compensation” under Section 162(m), the vesting or grant of such awards shall be conditioned on the achievement of one or more performance goals and must satisfy the other requirements of Section 162(m). The performance goals pursuant to which such shares of restricted stock shall vest or be granted shall be any or a combination of the following performance measures applied to the Company, SCP, a division or a subsidiary: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, stock price, return on equity, return on total capital, reduction of expenses, increase in cash flow, increase in revenues or customer growth. The performance goals may be subject to such adjustments as are specified in advance by the Committee. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. For grants intended to qualify as performance-based compensation under Section 162(m), the Committee may not waive any of the pre-established performance goal objectives, except for an automatic waiver under Section 9.10 hereof, or as may be provided by the Committee in the event of death or disability.

9.	General.

9.1

Duration.Subject to Section 9.9, the Plan shall remain in effect until all Incentives granted under the Plan have either been satisfied by the issuance of shares of Common Stock or otherwise been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

9.2

Transferability.No Incentives granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a participant except: (a) by will; (b) by the laws of descent and distribution; (c) pursuant to a domestic relations order, as defined in the Code; or (d) as to options only, if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, (i) to Immediate Family Members, (ii) to a partnership in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (iii) to a limited liability company in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, (iv) to a trust for the sole benefit of the participant and/or Immediate Family Members or (v) to a charitable organization. “Immediate Family Members”shall be defined as the spouse and natural or adopted children or grandchildren of the participant and their spouses. To the extent that an incentive stock option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a nonqualified stock option. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Incentives, or levy of attachment or similar process upon Incentives not specifically permitted herein, shall be null and void and without effect.

9.3

Effect of Termination of Employment or Death. In the event that a participant ceases to be an employee of the Company or to provide services to the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Committee and provided in the Incentive Agreement.

9.4

Additional Conditions.Anything in this Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

9.5

Adjustment.In the event of any recapitalization, stock dividend, stock split, combination of shares or other similar change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to outstanding Incentives, and all limitations on the number of shares that may be issued hereunder shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any option and the performance objectives of any Incentive, shall also be adjusted as and to the extent appropriate, in the reasonable discretion of the Committee, to provide participants with the same relative rights before and after such adjustment. No substitution or adjustment shall require the Company to issue a fractional share under the Plan and the substitution or adjustment shall be limited by deleting any fractional share.

9.6	Withholding.

A.

The Company shall have the right to withhold from any stock issued under the Plan or to collect as a condition of issuance or vesting, any taxes required by law to be withheld. At any time that a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with the lapse of restrictions on Common Stock or the exercise of an option, the participant may, subject to disapproval by the Committee, satisfy this obligation in whole or in part by electing (the “Election”) to deliver currently owned shares of Common Stock or to have the Company withhold shares of Common Stock, in each case having a value equal to the minimum statutory amount required to be withheld under federal, state and local law. The value of the shares to be delivered or withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (“Tax Date”).

B.

Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. If a participant makes an election under Section 83(b) of the Code with respect to shares of restricted stock, an Election to have shares withheld to satisfy withholding taxes is not permitted to be made.

9.7

No Continued Employment. No participant under the Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

9.8	Deferral Permitted. Payment of an Incentive may be deferred at the option of the participant if permitted in the Incentive Agreement.

9.9	Amendments to or Termination of the Plan. The Board may amend or discontinue this Plan at any time; provided, however, that no such amendment may:

A.

without the approval of the shareholders, (i) except for adjustments permitted herein, increase the maximum number of shares of Common Stock that may be issued through the Plan, (ii) materially increase the benefits accruing to participants under the Plan, (iii) materially expand the classes of persons eligible to participate in the Plan, or (iv) amend Section 6.7 to permit repricing of options; or

B.	materially impair, without the consent of the recipient, an Incentive previously granted.

9.10	Change of Control.

A.	A Change of Control shall mean:

(i)

the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the Common Stock or 50% or more of the combined voting power of SCP’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:

(a)	any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 9.10(A)(iii) hereof) of Common Stock directly from the Company,

(b)	any acquisition of Common Stock by the Company,

(c)	any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(d)	any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under Section 9.10(A)(iii) hereof.

(ii)

individuals who, as of January 1, 2002, constituted the Board of Directors of SCP (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by SCP’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii)

consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of SCP) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:

(a)

the individuals and entities who were the beneficial owners of SCP’s outstanding Common Stock and SCP’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and

(b)

except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either SCP, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 50% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(c)

at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(iv)	approval by the shareholders of SCP of a complete liquidation or dissolution of SCP.

     For purposes of this Section 9.10, the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

B.

Upon a Change of Control of the type described in clause (A)(i) or (A)(ii) of this Section 9.10 or immediately prior to any Change of Control of the type described in clause (A)(iii) or (A)(iv) of this Section 9.10, all outstanding Incentives granted pursuant to this Plan shall automatically become fully vested and exercisable, all restrictions or limitations on any Incentives shall automatically lapse and, unless otherwise provided in the applicable Incentive Agreement, all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved or waived by SCP without the necessity of action by any person. As used in the immediately preceding sentence, ‘immediately prior’to the Change of Control shall mean sufficiently in advance of the Change of Control to permit the grantee to take all steps reasonably necessary (i) if an optionee, to exercise any such option fully and (ii) to deal with the shares purchased or acquired under any such option and any formerly restricted shares on which restrictions have lapsed so that all types of shares may be treated in the same manner in connection with the Change of Control as the shares of Common Stock of other shareholders.

C.

No later than 30 days after a Change of Control of the type described in subsections (A)(i) or (A)(ii) of this Section 9.10 and no later than 30 days after the approval by the Board of a Change of Control of the type described in subsections (A)(iii) or (A)(iv) of this Section 9.10, the Committee, acting in its sole discretion without the consent or approval of any participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), may act to effect one or more of the alternatives listed below, which may vary among individual participants and which may vary among Incentives held by any individual participant:

(i)

require that all outstanding options be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised options and all rights of participants thereunder shall terminate,

(ii)

make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary),

(iii)

provide for mandatory conversion of some or all of the outstanding options held by some or all participants as of a date, before or after such Change of Control, specified by the Committee, in which event such options shall be deemed automatically cancelled and the Company shall pay, or cause to be paid, to each such participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such option, as defined and calculated below, over the exercise price of such options or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess, or

(iv)

provide that thereafter, upon any exercise of an option, the holder shall be entitled to purchase or receive under such option, in lieu of the number of shares of Common Stock then covered by such option, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the holder would have been entitled pursuant to the terms of the agreement providing for the reorganization, share exchange, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the holder had been the record owner of the number of shares of Common Stock then covered by such option.

D.	For the purposes of paragraph (iii) of Section 9.10(C), the "Change of Control Value" shall equal the amount determined by whichever of the following items is applicable:

(i)	the per share price to be paid to holders of Common Stock in any such merger, consolidation or other reorganization,

(ii)	the price per share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change of Control takes place,

(iii)

in all other events, the fair market value per share of Common Stock into which such options being converted are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of conversion of such options, or

(iv)

in the event that the consideration offered to holders of Common Stock in any transaction described in this Section 9.10 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

9.11

Definition of Fair Market Value. Whenever “Fair Market Value”of Common Stock shall be determined for purposes of this Plan, it shall be determined as follows: (i) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the applicable date, or if no sale of the Common Stock shall have been made on that day, on the next preceding day on which there was a sale of the Common Stock; (ii) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (iii) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the applicable date as established by the Committee in good faith.

9.12

Incentive Agreements. Each award of an Incentive hereunder shall be evidenced by an agreement or notice delivered to the participant, by paper copy or electronic copy, that shall specify the terms and conditions thereof and any rules applicable thereto, including but not limited to the effect on such Incentive of the participant’s ceasing to be employed by or to provide services to the Company. The Incentive Agreement may also provide for the forfeiture of an Incentive in the event that the participant competes with the Company or engages in other activities that are harmful to or against the interests of the Company.

[FRONT]

SCP POOL CORPORATION
109 NORTHPARK BOULEVARD, SUITE 400
COVINGTON, LOUISIANA 70433-5001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SCP POOL CORPORATION

The undersigned hereby appoints Craig K. Hubbard and A. David Cook, or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of SCP Pool Corporation (the “Company”) held of record by the undersigned on March 11, 2002 at the annual meeting of stockholders to be held on May 8, 2002, or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

1.	Election of Directors

[  ] FOR all nominees listed below [  ] WITHHOLD AUTHORITY
(except as marked to the contrary below) to vote for all nominees listed below

INSTRUCTIONS: To withhold authority to vote for any nominee, strike a line through the nominee’s name listed below.

Wilson B. Sexton	Robert C. Sledd
Andrew W. Code	Frank J. St. Romain
James J. Gaffney	John E. Stokely
Manuel J. Perez de la Mesa
2.	Approval of the 2002 Long-Term Incentive Plan.

[  ] FOR [  ] AGAINST [  ] ABSTAIN

3.	Ratification of the retention of Ernst & Young LLP as the Company’s independent auditors.

[  ] FOR [  ] AGAINST [  ] ABSTAIN

4.	In their discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.

(Please See Reverse Side)

[REVERSE SIDE]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED ABOVE, FOR PROPOSAL 2 AND FOR PROPOSAL 3. THE PROXY HOLDERS NAMED ABOVE WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Date: ____________________, 2002

__________________________________________________________
Signature of Stockholder

__________________________________________________________
Additional Signature, if held jointly

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.